FOR IMMEDIATE RELEASE	For More Information Contact:
October 22, 2007

Cynthia Jamison, (864) 984-8395

cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports

5% Increase in Year-to-Date Earnings

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the nine month period ended September 30, 2007 of $11.7 million compared with $11.2 million for the same period of 2006, an increase of 5%.  Diluted earnings per share were $1.81, as compared with $1.74 per share when comparing the same periods. For the third quarter of 2007 net income was $3.9 million, a 2% increase over the same period in 2006.  When comparing the same periods, net income per diluted share was $0.60, a 2% increase over the $0.59 per share reported for the third quarter of 2006.

Total assets at September 30 grew 5% to $1.2 billion, an increase of $56 million over September 30, 2006.  When comparing the same periods, total loans increased 8% to $1.0 billion. Total deposits at September 30, 2007 totaled $1.0 billion, an increase of 2% over total deposits at September 30, 2006.

About The Palmetto Bank

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $1.98 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.

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